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               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549



                            FORM 8-K


                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934

Date of Report (Date of earliest event reported):  February 28,
1994



                          WORTHINGTON INDUSTRIES, INC.
     (Exact name of registrant as specified in its charter)




Delaware
(State or other jurisdiction of Incorporation)

0-4016
(Commission File Number)

31-1189815
(IRS Identification No.)








Registrant's telephone number, including area code: (614) 438-3210

Item 5.  Other Events

In December 1989, a subsidiary of Worthington Industries, Inc. (Worthington Industries, Inc. and such subsidiary are together referred to as the "Company") acquired a minority equity investment in Rouge Steel Company ("Rouge") which has been accounted for under the cost method. As of February 28, 1994, the Company agreed to acquire additional shares of Rouge for a nominal amount from Chase Manhattan Capital Corporation ("Chase") another shareholder of Rouge, in connection with the settlement of litigation between the Company and Chase. The litigation involved a dispute as to the price per share payable upon exercise of an option held by the Company to acquire the Rouge shares owned by Chase under a Rouge Stockholder's Agreement among the Company, Rouge, Chase, and the other stockholders of Rouge. On February 28 the Company also acquired the right to designate two members of the Rouge board of directors.

As a result of the agreement to increase its ownership in Rouge and its right to designate two of the Rouge directors, the Company has determined, in accordance with generally accepted accounting principles, to change its method of carrying the investment in Rouge from the cost method to the equity method. Accordingly, the Company's financial statements for the third quarter and nine months of the current fiscal year (which will be included in the Company's Form 10-Q for the quarter ended February 28, 1994), will reflect the Company's equity in Rouge at 25%. The effect of the change in accounting method is to increase the Company's net income (i) for the third quarter by $1.6 million ($.02/share) to $19.7 million ($.22/share); and (ii) for the nine months by $8.7 million ($.09/share) to $59.1 million ($.65/share). The Company's financial statements for prior years will be restated to reflect the Rouge investment on the equity method back to December 1989, the date of the Company's original investment.

Rouge currently has on file with the Securities and Exchange Commission ("SEC") a registration statement for an initial public offering of its stock (the "Rouge IPO"). The Company expects that after its purchase of the additional Rouge shares from Chase and the issuance of additional Rouge shares to the public in the Rouge IPO, the Company's equity ownership in Rouge will be approximately 27%.

Since the Rouge IPO is currently in registration status with the SEC, the Company believes it inappropriate to comment on Rouge. However, more detailed information concerning Rouge is set forth in the Registration Statement, Registration No. 33-74698, filed by Rouge in connection with the IPO. A copy of the preliminary prospectus with respect to the Rouge IPO should be available from Morgan Stanley & Co., Incorporated, the lead underwriter for the Rouge IPO.

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              WORTHINGTON INDUSTRIES INC.




                              By:  /s/Donald G. Barger, Jr.
                                   Donald G. Barger, Jr.
                                   Vice President - Chief Financial Officer


Date:  March 14, 1994






















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